Exhibit 99.1

DATE: Feb. 9, 2016

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Sells Piceance Subsidiary for $910 Million

•	Marks nearly $1.5 billion in divestitures since RKI acquisition

•	Strengthens liquidity and financial flexibility

•	Piceance exit reinforces WPX’s oil focus led by its Permian Delaware development

TULSA, Okla. – WPX Energy (NYSE: WPX) announced today that it has signed an agreement to sell its wholly owned subsidiary WPX Energy Rocky Mountain, LLC, to Terra Energy Partners LLC for $910 million. The parties expect to close the sale in the second quarter.

Additionally, Terra is assuming approximately $100 million in transportation obligations in exchange for more than $90 million of WPX’s natural gas hedge value. WPX will retain more than $110 million in additional hedge gains, which will be realized throughout the year.

The divestiture will greatly enhance WPX’s liquidity, significantly improve its capital efficiency and returns, and materially lower general and administrative expenses going forward.

The move solidifies WPX as a Permian-focused company and provides a more balanced commodity mix given the pro forma exposure to oil and natural gas.

WPX expects oil to comprise approximately half of its future production volumes, up from roughly 20 percent during 2015. On a per-barrel equivalent basis, WPX’s 2016 cash operating costs (LOE, GP&T and operating taxes) are not expected to change materially following the divestiture.

Upon closing, WPX will have a premier portfolio with acreage in the core of two prolific oil-dominant areas – the Permian’s Delaware Basin and North Dakota’s Williston Basin – along with a leading position in the San Juan Basin.

This is WPX’s second transformational transaction in recent months. Last August, WPX acquired assets in the Permian Basin where it has approximately 94,000 acres representing more than 670,000 prospective net effective acres.

WPX’s early results in the Permian’s Delaware Basin are exceeding its acquisition estimates. The company will provide an update on its Delaware development during its Feb. 25 webcast.

WPX has a variety of options for the Piceance proceeds, including leverage reduction, additional drilling, infrastructure investments such as expanding its Permian gathering system, and buying out of any retained transportation obligations, including obligations associated with Piceance operations.

In the past 21 months, WPX has executed approximately $5.5 billion in transactions to re-shape the company, high grade its portfolio, add decades of drilling inventory and protect its financial position.

“Our bias for action and being opportunistic won’t change. We will pursue our very best investment options and continually evaluate how to optimize our assets. We’ve created a balanced portfolio with an excellent runway for sustained value generation,” said Rick Muncrief, WPX president and CEO.

WPX plans to announce its 2016 guidance and capital plan coinciding with the release of its 2015 financial and operations results. The company’s webcast takes place on Feb. 25 beginning at 10 a.m. Eastern.

Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com. A limited number of phone lines will be available at (844) 215-3288. International callers should dial (615) 247-5915. The conference identification code is 38919364.

Credit Suisse acted as the exclusive financial advisor to WPX on the Piceance transaction.

About WPX Energy, Inc.

WPX is a domestic energy producer with operations in the western United States. The company has transformed its portfolio through approximately $5.5 billion of transactions, including the acquisition of a considerable position in the core of the Permian’s Delaware Basin.

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This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines“possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.